Exhibit 99.1

GTX Corp Secures $10 Million Financing Commitment from Institutional Investor

GTX Corp to Receive $10 Million Expansion Capital

Los Angeles, CA (November 18, 2009) — GTX Corp (OTC BB: GTXO, www.gtxcorp.com), a leader in embedded GPS real-time personal location services (PLS), has entered into an agreement with Dutchess Opportunity Fund, II, LP, who will purchase up to $10 million of registered common stock from the Company through an equity line facility.

“The completion of this facility, with an established financing partner such as Dutchess, is a clear indication of optimism returning to the capital markets and provides resources GTX Corp may need to facilitate its business model,” said Murray Williams, GTX Corp’s CFO. “After giving consideration to the operating milestones planned for the next two years along with factoring in the flexibility of the terms and relatively low cost of capital Dutchess provides compared to others, we strongly believe this financing facility will be a beneficial complement to GTX Corp’s ability to execute its business plan, and will enhance its long-term stockholder value, while avoiding unnecessary dilution.”

In accordance with the terms of the agreement, Dutchess has committed to purchase up to $10,000,000 of the Company’s common stock, which GTX Corp may draw at its sole discretion over thirty-six months according to a pre-negotiated pricing formula.” We believe that GTX Corp’s technology is extremely promising and we are excited to be the financial partner for the next phase of their development,” stated Douglas Leighton, a Dutchess Managing Partner.

Over recent months the Company has secured new patents, new partnerships, development contracts and licenses in multiple vertical markets both domestic and international, with India, Asia and Latin America on the forefront. The GPS patented Aetrex Shoe for seniors afflicted with Alzheimer’s is on track to soft launch in early 2010. LOCi people - finding GPS Apps have been downloaded in 58 countries while usage continues to rise and revenue channels (Licensing, Subscription, Devices, Apps, Advertising, Professional Services, etc.) have expanded from four to eleven. With the $10 million equity facility the Company is well positioned for the execution and expansion projected through 2012.

About GTX Corp

Founded in 2002 and  based in Los Angeles, California, the company has evolved from its early beginnings of putting a micro GPS device in a shoe- the patented smart shoe www.gpsshoe.com and continues to pave the way with innovative geo specific and proximity alerting applications that help you know where someone or something is at the touch of a button. Committed to being the "better people finder" GTX Corp also owns and operates LOCiMOBILE, Inc www.locimobile.com which develops applications for smart phones and Code Amber News Service, www.codeamber.com  which is dedicated to the recovery of missing persons and is the leading US and Canadian syndicator of online Amber Alerts. The Company is committed to a strong intellectual property strategy and owns an extensive portfolio of patents, patents pending, registered trade marks, copy rights and URL's. GTX Corp is well positioned to capture the PLS Market through its diverse product platform, licensing model, brand recognition and strategic partners.

About Dutchess Capital

Dutchess Capital is an investment manager which provides creative financing for promising, growth-stage companies. Founded in 2000, funds managed by Dutchess have made over $200 million in direct investments in companies which span a wide array of industries including; Telecom, Wireless Communications, Healthcare, Biotechnology, Healthcare, Internet, e-Commerce, Technology, Media, Oil & Gas, Defense, Homeland Security, Financial Services, Entertainment, Nuclear Sciences, Precious Metals, Manufacturing, Apparel, Textiles, Consumer Products and Alternative Energy.

For almost a decade Dutchess, has been a global leader in CSLoCs and has transacted in excess of $1.4 billion in such financings. The CSLoC is a creative financing structure by which publicly traded companies can raise capital quickly, efficiently and with less dilution than most traditional offerings.

For more information, please visit: www.dutchessopportunity.com

For information regarding GTX Corp:

Ross Silver
Investor Relations
(213) 489.3019 ext 646
ir@gtxcorp.com

Joel Margulies
Public Relations
(310) 433 0299
jmargulies@gtxcorp.com

GTX Corp does not warrant or represent that the unauthorized use of materials drawn from  the content of this document will not infringe rights of third parties who are not owned or affiliated by GTX Corp. Further GTX Corp cannot be held responsible or liable for the unauthorized use of this document’s content by third parties.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management's beliefs and certain assumptions made by us, all of which are subject to change.
Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the continued growth in demand for our products, the continued, and increased demand for industry standards-based technology, our ability to react to trends and challenges in our business and the markets in which we operate; our ability to anticipate market needs or develop new or enhanced products to meet those needs; the adoption rate of our products; our ability to establish and maintain successful relationships with our OEM partners; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; our ability to protect our intellectual property rights; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission.